As filed with the Securities and Exchange Commission on April 27, 2006.
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PEDIATRIX MEDICAL GROUP, INC.
(Exact name of registrant as specified in its Charter)

Florida (State of Incorporation or Organization)	001-12111 (Commission File No.)	65-0271219 (I.R.S. Employer Identification No.)

1301 Concord Terrace Sunrise, Florida (Address of principal executive offices)		33323 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box ☒
Securities Act registration statement file number to which this form relates: ___(if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

None	None
Securities to be registered pursuant to Section 12 (g) of the Act: Preferred Share Purchase Rights

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1 Description of Registrant’s Securities to be Registered
     Pediatrix Medical Group, Inc., a Florida corporation (the “Company”) delivered to Computershare Trust Company N.A. (successor to BankBoston, N.A.) (the “Rights Agent”), a Certificate of Adjustment, dated as of April 27, 2006 (the “Certificate of Adjustment”). The Certificate of Adjustment adjusted the Preferred Share Purchase Rights Plan dated as of March 31, 1999 (the “Rights Agreement”) between the Company and the Rights Agent, in order to provide for the two-for-one division (“Stock Split”) of the Company’s common stock, $.01 par value per share, effective at 5:00 P.M., Eastern Time, on April 27, 2006. Following the Stock Split, each preferred share purchase right (a “Right”) entitles the registered holder, until the earlier of the close of business on March 31, 2009 or the redemption or exchange of the Rights, to purchase from the Company one two-thousandth of a share of Series A Junior Participating Preferred Stock, $.01 par value per share, of the Company (“Preferred Stock”), at the time and subject to the other terms and conditions contained in the Rights Agreement. Additionally, following the Stock Split, each Right will be redeemable at a redemption price of $.0025 per Right.
     The foregoing description of the Certificate of Adjustment is qualified in its entirety by reference to the full text of the Certificate of Adjustment, which was attached as Exhibit 4.2 to the Form 8-K filed by the Company on April 27, 2006 and is incorporated herein by reference, and to the Rights Agreement, which was attached as Exhibit 4.1 to the Form 8-K filed by the Company on March 31, 1999 and is incorporated herein by reference.
Item 2 Exhibits

Exhibit No.	Description

4.1	Rights Agreement, dated as of March 31, 1999, between the Company and BankBoston, N.A., as rights agent including the form of Articles of Designations of Series A Junior Participating Preferred Stock and the form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated March 31, 1999).

4.2	Certificate of Adjustment, dated April 27, 2006, to the Preferred Share Rights Plan, dated March 31, 1999, between the Company and Computershare Trust Company N.A. (successor to BankBoston, N.A.), as rights agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated April 27, 2006).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PEDIATRIX MEDICAL GROUP, INC.
Date: April 27, 2006	By:	/s/ Karl B.Wagner
		Name:	Karl B. Wagner
		Title:	Chief Financial Officer

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